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                                                                   EXHIBIT 10.18

                                                            Phone  408. 543.4400
KINTANA  Logo                                               Fax    408. 752.8460
                                                         1314 Chesapeake Terrace
                                                             Sunnyvale, CA 94089


                                                                 www.kintana.com


                                 May 10, 2001


Keith Carlson

     Re:  Offer of Employment by Kintana
          ------------------------------

Mr. Keith Carlson:

     We are very pleased to confirm our offer of employment with Kintana (the "Company") in the position of Vice President, Enterprise Customer Relations.
You will report to Michael Hallett, Senior Vice President of Sales, based out of Sunnyvale, CA. The terms of our offer and the benefits provided by the Company are as follows:

     1.   Starting Salary.  Your starting base salary will be one hundred and
          ---------------
seventy-five ($175,000) per year. In addition, you will be eligible for a performance-based bonus of one hundred and twenty-five thousand dollars ($125,000) annually at plan. You will be provided with the specific performance criteria for calculation of your actual bonus.

     2.   Benefits.  In addition, you will be eligible to participate in regular
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health insurance, bonus and other employee benefit plans established by the
Company for its employees from time to time. A brief summary of the benefits currently offered is attached to this letter as Appendix A.
                                                ----------

The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future.

     3.   Confidentiality.  As an employee of the Company, you will have access
          ---------------
to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Employee Invention Assignment and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you
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Employment Letter
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are currently associated with or participate in that competes with the Company.
You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company's Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

     4.   Options.  We will recommend to the Board of Directors of the Company
          -------
that you be granted the opportunity to purchase up to one hundred and sixty-five thousand (165,000) shares of Common Stock of the Company under our 1997 Equity Incentive Plan at the fair market value of the Company's Common Stock, as determined by the Board of Directors on the date the Board approves such grant. The shares you will be given the opportunity to purchase will vest at the rate of twelve and one-half percent (12.5%) at the end of your six months of employment with the Company, and an additional two and eight tenths percent (2.08%) per month thereafter, so long as you remain employed by the Company. Also, you will be eligible to receive an additional ten thousand (10,000) shares vested over 4 years if you meet or exceed the established objectives set by the Sr. VP of Sales within the first six months of employment. However, the grant of such options by the Company is subject to the Board's approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Company's Board of Directors.

     5.   At Will Employment.  While we look forward to a long and profitable
          ------------------
relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

     6.   Authorization to Work.  Please note that because of employer
          ---------------------
regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

     7.   Acceptance.  This offer will remain open until May 18, 2001.  If you
          ----------
decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.
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Employment Letter
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     We look forward to the opportunity to welcome you to the Company.

Very truly yours,



-----------------------------
Bryan E. Plug,
Chief Executive Officer



Attachments




I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.


/s/ Keith Carlson                                 Date signed: 5/14/01
---------------------------------
Keith Carlson

I plan to report to Kintana on 5/14/01

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Employment Letter
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                                  APPENDIX A
(If there are disputes between plan provision and this document, plan provision will always prevail)



Company Holidays: 10 holidays including: Floating Holiday, New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Day After Thanksgiving, Christmas Eve, and Christmas Day. Only regular full-time employees are eligible for 8 hours holiday pay.

Vacation: All regular full-time employees are eligible for 3 weeks or 120 hours of vacation prorated on year of hire. Accumulated at 10 hours a month. After 3 years of full service, you will be eligible for 4 weeks for 160 hours of vacation accrued at 13.33 hours a month. You may rollover PTO year to year with a maximum accrual of 160 hours.

Medical/Dental: Kintana offers medical and dental coverage through Aetna US HealthCare for regular full-time employees. Medical and Dental coverage begins on the first day of employment. Enrollment forms for all types of coverage must be completed within 30 calendar days of the employee's hire date in order to ensure coverage. Kintana pays the premium for medical and dental insurance for employees. Employees may cover eligible dependents by paying a monthly deduction.

Vision Plan: Kintana offers vision coverage through Vision Service Plan (VSP) for regular full-time employees. The coverage will be effective on the first day of the month following the date of hire. Kintana pays the premium for vision insurance for employees. Employees may cover eligible dependents by paying a monthly deduction.

401(k): Employees are eligible to participate in Kintana's 401(k) plan through Kemper Mutual Funds upon hire or February 15, 2000, whichever is later. Employees may enter into the plan at any time. The maximum employee contribution is the lesser of 20% of compensation for the Plan Year or $10,500.00. Kintana will match 10% of the employee's contributions, vested immediately.

Life Insurance: Kintana carries group life insurance and AD&D for all regular full-time employees. The beneficiary on the policy receives $100,000.00 life insurance coverage.

Long Term Disability Insurance: Kintana carries long-term disability of $9,000 or 60% of the employee's annual base salary, whichever is lower, starting on the 91st day of the employee being disabled.

Pay Day:  Employees are paid on the 1/st/ and 16/th/ of the month.

Direct Deposit: Direct Deposit is available to all employees. It takes approximately two pay periods (one month) after the direct deposit request form or voided check is submitted to HR for direct deposit to be effective.